(d)(3)(i)

May 1, 2014

Voya Series Fund, Inc.

Voya Strategic Allocation Portfolios, Inc.

7337 East Doubletree Ranch Road

Suite 100

Scottsdale, Arizona 85258-2034

Re:	Expense Limitations

Ladies and Gentlemen:

By our execution of this letter agreement (the “Agreement”), intending to be legally bound hereby, Voya Investments, LLC (“VIL”), the adviser to Voya Capital Allocation Fund (“Capital Allocation Fund”), formerly Voya Strategic Allocation Conservative Fund, a series of Voya Series Fund, Inc., and Voya Strategic Allocation Conservative Portfolio, Voya Strategic Allocation Growth Portfolio, and Voya Strategic Allocation Moderate Portfolio, each a series of Voya Strategic Allocation Portfolios, Inc. (the latter three, collectively, the “Strategic Allocation Portfolios,” and altogether, collectively, the “Funds”), agrees that VIL shall, from May 1, 2014 through October 1, 2014 with respect to Capital Allocation Fund, and from May 1, 2014 through May 1, 2015 with respect to the Strategic Allocation Portfolios, waive all or a portion of its investment management fee and/or reimburse expenses in amounts necessary so that after such waivers and/or reimbursements, the maximum total operating expense ratios of the Funds shall be reflected as below:

Name of Fund	Maximum Operating Expense Limit[1] (AS A PERCENTAGE OF AVERAGE NET ASSETS)

	Class A	Class B	Class C	Class I	Class O	Class S

Voya Capital Allocation Fund Term Expires October 1, 2014	1.15%	1.90%	1.90%	0.90%	1.15%	N/A
Voya Strategic Allocation Moderate Portfolio Term Expires May 1, 2015	N/A	N/A	N/A	0.70%	N/A	0.95%
Voya Strategic Allocation Growth Portfolio Term Expires May 1, 2015	N/A	N/A	N/A	0.71%	N/A	0.96%
Voya Strategic Allocation Conservative Portfolio Term Expires May 1, 2015	N/A	N/A	N/A	0.65%	N/A	0.90%
[1]	These operating expense limits take into account operating expenses incurred at the underlying Fund level.

7337 East Doubletree Ranch Road	Tel: 480.477.3000	Voya Investments, LLC
Suite 100	Fax: 480.477.2700
Scottsdale, AZ 85258-2034	www.voyainvestments.com

Notwithstanding the foregoing, termination or modification of this letter requires approval by the Boards of Directors of Voya Series Fund, Inc. and Voya Strategic Allocation Portfolios, Inc.

Please indicate your agreement to this reduction in fee by executing below in the place indicated.

Voya Investments, LLC

By:	/s/ Todd Modic
Todd Modic
Senior Vice President

Accepted:

By:	/s/ Kimberly A. Anderson
Kimberly A. Anderson
Senior Vice President
Voya Series Fund, Inc.
Voya Strategic Allocation Portfolios, Inc.